NAVARRE CORPORATION

                                   EXHIBIT 21

                       SUBSIDIARIES OF NAVARRE CORPORATION


NAME OF SUBSIDIARY              STATE OF INCORPORATION      PERCENT OF OWNERSHIP

Digital Entertainment, Inc.            Minnesota                     100%

Net Radio Corporation                  Minnesota                      85%